                                                                                Exhibit 10.2

NORFOLK SOUTHERN CORPORATION
LONG-TERM INCENTIVE PLAN AND
RESTRICTED STOCK UNIT PLAN

Waiver Agreement

            This Waiver Agreement entered into as of  January 27, 2006, by and between Norfolk Southern Corporation (Corporation) and David R. Goode (Optionee) modifies 66,000 Restricted Shares granted to Optionee on January 28, 2005, and 96,000 Restricted Shares on January 30, 2004, under the Norfolk Southern Corporation Long-Term Incentive Plan and 44,000 Restricted Stock Units granted on January 28, 2005, and 64,000 Restricted Stock Units on January 30, 2004, under the Norfolk Southern Corporation Restricted Stock Unit Plan (collectively, "Restricted Awards").

WHEREAS, under the existing terms of the Restricted Awards, if Optionee's employment is terminated by reason of his or her Retirement before expiration of the Restriction Period, the number of Restricted Shares and Restricted Stock Units shall be reduced by the proportion of the Restriction Period remaining after such Retirement (the "Proration Provision").  At that time, the restrictions on the balance of such Restricted Awards (the "Vested Awards") shall lapse on the date of the Optionee's Retirement and such Vested Awards shall be distributed to Optionee.  Optionee's Vested Award totaled 80,964 Restricted Shares and 53,976.4 Restricted Stock Units, which will be distributed to Optionee after his Retirement.

WHEREAS, in accordance with the Proration Provision, 81,036 Restricted Shares and 54,023.6 Restricted Stock Units (the "Non-Vested Award") would have been subject to forfeiture upon Optionee's Retirement.

            WHEREAS, the Compensation Committee of the Corporation's Board of Directors has agreed to waive the Proration Provision on the Non-Vested Awards, subject to the conditions set forth herein.

THEREFORE, in consideration of this waiver, Optionee agrees to the terms set forth herein.  These terms shall amend the existing terms of the Non-Vested Awards and any outstanding agreements with respect to these Awards.  All remaining terms of the Non-Vested Awards and all terms of the Vested Awards shall remain in full force and effect, and all other terms and conditions of the Norfolk Southern Corporation Long-Term Incentive Plan and Norfolk Southern Corporation Restricted Stock Unit Plan (collectively, "Plans") shall remain in effect.  Capitalized terms used in this Waiver Agreement but not defined herein shall have the same meanings as in the Plans.

Optionee hereby agrees to the following terms:

1.  Restriction Period Remains in Effect.  The Restriction Period for the Non-Vested Awards shall not lapse upon Optionee's Retirement but shall remain in effect, and the Non-Vested Awards shall not be distributed to Optionee until the earlier of January 29, 2007, with respect to the Restricted Shares and Restricted Stock Units granted in 2004, and January 27, 2010, with respect to the Restricted Shares and Restricted Stock Units granted in 2005, or the death of the Optionee before the expiration of the Restriction Period.

2.  Forfeiture Upon Breach of Non-Compete/Non-Solicitation Covenant.  During the Restriction Period, Optionee covenants and agrees not to work for or provide services for any Competitor, on his or her own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner, joint venturer, or employee, at any time.  Optionee further covenants and agrees during the Restriction Period not to, on his own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer or employee, (i) solicit, recruit, entice or persuade any employee of the Corporation or any of its subsidiaries or affiliates (other than persons employed in a clerical or other nonprofessional position) to leave the employment of the Corporation or any of its subsidiaries or affiliates, or recommend or refer any employees of the Corporation or any of its subsidiaries or affiliates for employment consideration to others, or (ii) solicit, entice, persuade or induce any person or entity doing business with the Corporation or any of its subsidiaries or affiliates to terminate or refrain from extending or renewing such relationship.  If the Optionee breaches this non-compete/non-solicitation covenant, the Non-Vested Awards shall be forfeited immediately and all rights of the Optionee to such Non-Vested Awards shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

For purposes of this Waiver Agreement, "Competitor" shall mean any entity in the same line of business as the Corporation in the North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with the Corporation, including motor and water carriers.

3.  Execution of Stock Power.  Optionee agrees to endorse in blank a stock power for the Restricted Shares portion of the Non-Vested Awards, a copy of which is attached hereto, and return the signed stock power to the Corporation's Corporate Secretary within ten days of receiving this Waiver Agreement.

IN WITNESS WHEREOF, this Waiver Agreement has been executed in duplicate on behalf of the Corporation by its officer thereunto duly authorized, and by the Optionee in acceptance of the above-mentioned waiver of the Proration Provision, as of the day and year first above written.

                                                                        NORFOLK SOUTHERN CORPORATION

                                                                        By:    /s/ John P. Rathbone

                                                                        OPTIONEE

Dated:  January 27, 2006                                            By:    /s/ David R. Goode